Exhibit 23

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-33676) of Energizer Holdings, Inc. of our report dated June 26, 2008 (except as to the restatement discussed in Note 8, which is dated October 7, 2008), relating to the financial statements of Energizer Holdings, Inc. Savings Investment Plan, which appears in this Form 11-K.

/s/ RubinBrown LLP
St. Louis, Missouri
October 17, 2008